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                 [LETTERHEAD OF GAMBRELL & STOLZ APPEARS HERE]










                               September 5, 1995


                                                                EXHIBIT 5.1


Board of Directors
American Software, Inc.
470 East Paces Ferry Road
Atlanta, Georgia 30305

Gentlemen:

        We are familiar with the proceedings taken and proposed to be taken by American Software, Inc., a Georgia corporation (the "Company"), in connection with its Amended and Restated Incentive Stock Option Plan, its Amended and Restated Nonqualified Stock Option Plan, its Amended and Restated 1991 Employee Stock Option Plan and its Amended and Restated Director and Officer Stock Option Plan (collectively, the "Plans"), the granting of options to purchase $.10 par value Class A Common Shares of the Company (the "Shares") pursuant to the Plans and the issuance of the Shares upon exercise of such options. We understand that as of September 5, 1995 the aggregate number of Shares that may be issued pursuant to options granted under the Plans is 3,087,115.

        An Amendment to the Amended and Restated 1991 Employee Stock Option Plan to increase the number of authorized shares under this Plan by 500,000 shares (the "Amendment"), is being presented to the Shareholders of the Company for their approval by majority vote of those attending or represented by proxy at the 1995 Annual Meeting of Shareholders of the Company, scheduled to be held on September 6, 1995, which vote shall take into account the relative voting rights of holders of Class A Common Shares and Class B Common Shares of the Company.

        We have assisted in the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, an aggregate of 3,587,115 Shares reserved for issuance under the Plans. In connection therewith, we have examined, among other things, such records and documents as we have deemed necessary to express the opinions hereinafter set forth.

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[LOGO OF GAMBRELL & STOLZ APPEARS HERE]

Board of Directors
American Software, Inc.
September 5, 1995
Page 2.


     Based upon the foregoing, we are of the opinion that:

     (1) The Company is a duly organized and legally existing corporation under the laws of the State of Georgia.

     (2) When the Shareholders of the Company have approved the Amendment by majority vote, as described above, and when options for the purchase of not more than 3,587,115 of the Shares have been granted to eligible employees under the Plans, without exceeding the limits of the individual Plans, such options will be legally constituted and obligations of the Company in accordance with their terms.

     (3) When the 3,587,115 Shares have been delivered by the Company upon the exercise of options under the Plans against payment of the purchase price therefor, without exceeding the limits of the individual Plans (assuming the Shareholders of the Company have approved the Amendment by majority vote, as described above), said Shares will be validly issued and outstanding, fully paid and nonassessable. This opinion assumes compliance with applicable federal and state securities laws and with proper corporate procedures regarding the issuance of the Shares.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm included therein.

                                        Very truly yours,

                                        GAMBRELL & STOLZ

                                        By: \s\ Henry B. Levi
                                            --------------------------------
                                            a Partner

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